MERCURY H&W FUNDS

MERCURY SHORT TERM INVESTMENT

FILE # 811- 04182

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
05/04/01	American Electric Power 5.5% 05/15/03	$400,000.	$250,000,000.	UBS Warburg
		$	$
		$	$
		$	$
		$	$